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Exhibit 10.1


                          DEFERRED COMPENSATION PLAN
                     FOR EXECUTIVES OF UNISYS CORPORATION
             (as amended and restated effective February 26, 1998)

                                   Article I
                              Purpose & Authority

    1.1 Purpose. The purpose of the Plan is to offer Eligible Executives the opportunity to defer receipt of a portion of their compensation from the Corporation, under terms advantageous to both the Eligible Executive and the Corporation.

    1.2 Effective Date. The Board originally approved the Officers' Plan on January 29, 1982. The Plan has been amended and restated from time to time since its original adoption and this amended and restated version of the Plan is effective February 26, 1998.

    1.3 Authority. Any decision made or action taken by the Corporation and any of its officers or employees involved in the administration of this Plan, or any member of the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board and no employee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving the member's or employee's bad faith, for anything done or omitted to be done by himself or herself.

                                  Article II
                                  Definitions

    2.1 "Account" means, for any Participant, the memorandum account established for the Participant under Section 4.1.

    2.2 "Account Balance" means, for any Participant as of any date, the aggregate amount reflected in his or her Account.

    2.3 "Beneficiary" means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of such designation or in the event that such designated person or persons predeceases the Participant, the Participant's estate.

    2.4     "Board" means the Board of Directors of the Corporation.

    2.5 "Committee" means the Compensation and Organization Committee of the Board.

    2.6     "Corporation" means Unisys Corporation.

    2.7 "Deferral Election" means an election by an Eligible Executive to defer a portion of his or her compensation from the Corporation under the Plan, as described in Section 3.1.
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    2.8     "Directors' Plan" means the Deferred Compensation Plan for Directors of Unisys Corporation.

    2.9     "Eligible Executive" means, for any calendar year, an individual:
(1) who is employed by the Corporation at Level 25 or above (or at Level P3 or above, if the individual is employed in the Information Services Division of the Corporation); (2) for whom the sum of (A) the individual's base salary from the Corporation and (B) 75 percent of the individual's Target EVC for the calendar year equals or exceeds the maximum amount of compensation that is permitted to be taken into account under section 401(a)(17) of the Internal Revenue Code during a plan year that begins in the calendar year; and (3) who is designated by the Vice President, Human Resources as an Eligible Executive.

    2.10 "EVC" means, for any individual, the amount payable to such individual under the Unisys Executive Annual Variable Compensation Plan (or under any successor annual incentive plan of the Corporation) or under any other similar annual incentive plan of the Corporation approved by the Vice President, Human Resources.

    2.11 "Investment Measurement Option" means any of the hypothetical investment alternatives available for determining the additional amounts to be credited to a Participant's Account under Section 4.2. Effective January 1, 1997, the Investment Measurement Options available are all of the investment options available to eligible participants under the USP. Performance Unit Compensation deferred under the Plan will be held as Stock Units.

    2.12 "Officers' Plan" means the Deferred Compensation Plan for Officers of Unisys Corporation, the predecessor of this Plan.

    2.13 "Participant" means an Eligible Executive or former Eligible Executive who has made a Deferral Election and who has not received a distribution of his or her entire Account Balance.

    2.14 "Performance Unit Compensation" means any amount payable to an Eligible Executive as a result of the Eligible Executive's vesting in a Performance Unit award (including, but not limited to, share unit and restricted share unit awards) made under the terms of the 1990 Unisys Long-Term Incentive Plan, or any successor equity-based incentive compensation plan.

    2.15 "Plan" means the Deferred Compensation Plan for Executives of Unisys Corporation, as set forth herein and as amended from time to time.

    2.16 "Revised Election" means an election made by a Participant, in accordance with Section 5.2, to change the date as of which payment of his or her Account Balance is to commence and/or the form in which such payment is to be made.

    2.17 "Stock Units" means Unisys common stock-equivalent units. The value of a Stock Unit on any given date is the Fair Market Value of a share of Unisys Common Stock on that date. "Fair Market Value" means, on any date, the closing sales price of a share of Unisys Common Stock as reported on the Composite Tape of New York Stock Exchange Companies.
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    2.18     "Target EVC" means, for any individual, the amount that will be payable to such individual as EVC if the criteria applicable to such individual are satisfied.

    2.19     "USP" means the Unisys Savings Plan.

    2.20 "Valuation Date" means the last business day of each calendar month.

                                  Article III
                           Deferral of Compensation

    3.1      Deferral Election.

     (a) During any calendar year, each individual who is an Eligible Executive for such calendar year may, by properly completing a Deferral Election, elect to defer:

       (1) all or a portion of his or her salary that, absent deferral, would be paid to him or her for services rendered during the remainder of the current calendar year and/or the next following calendar year; and/or

       (2) all or a portion of his or her EVC that, absent deferral, would be paid to him/her in the next following calendar year.

    (b) To be effective, a Deferral Election with respect to EVC must be made in writing by the Eligible Executive on a form furnished by the Corporate Executive Compensation Department on or before September 30 of the calendar year immediately preceding the calendar year in which the amounts to be deferred, absent deferral, would be paid to the Eligible Executive, and a Deferral Election with respect to salary must be made in writing by the Eligible Executive on a form furnished by the Corporate Executive Compensation Department on or before the date that is at least three months and one day before the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Executive provided, however, that an individual who becomes an Eligible Executive after the effective date of the Plan (as set forth in Section 1.2) may make a Deferral Election with respect to salary that, absent deferral, would be paid to him or her during the remainder of the calendar year in which he or she becomes an Eligible Executive and with respect to all or a portion of the EVC that, absent deferral, would be paid to him or her in the next following calendar year by filing the required written election with the Corporate Executive Compensation Department on or before the date that is 30 days after the date on which he or she becomes an Eligible Executive.

    (c) In addition to the Deferral Elections described in Section 3.1(a), an Eligible Executive may make a Deferral Election with respect to Performance Unit Compensation that, absent deferral, would be paid to the Eligible Executive. To be effective, a Deferral Election with respect to Performance Unit Compensation must be made in writing by the Eligible Executive on or before the date that is 12 months and one day before the date on which the amounts to be deferred, absent deferral, would be paid to the Executive.

    (d) Once made, a Deferral Election shall become effective upon approval by the Corporate Executive Compensation Department and is thereafter irrevocable, except to the extent otherwise provided in Section 5.2. A Deferral Election will be deemed to have been approved by the Corporate Executive Compensation Department if it is not
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disapproved by the Corporate Executive Compensation Department within ten days of the date on which it is received.

    (e) An Eligible Executive's Deferral Election must specify either a percentage or a certain dollar amount of his or her salary and/or EVC and/or a percentage of his or her Performance Unit Compensation to be deferred under the Plan. In addition, the Deferral Election must specify the date on which payment of the Eligible Executive's Account Balance is to commence and the manner in which such payment is to be made.

       (1) The Eligible Executive must specify the date as of which payment of his or her Account Balance is to commence and may specify that such payment is to commence as of:

         (A) his or her termination of active employment (including as a result of retirement or disability) with the Corporation; or

         (B) a specific date (which may be determined by reference to the Eligible Executive's retirement or other termination of employment) that is at least five years after the date on which the amounts to be deferred, absent deferral, would be paid to the Eligible Executive.

       (2) The Eligible Executive must specify the manner in which payment of his or her Account Balance is to be made and may specify that such payment is to be made either in a single sum or in annual installments.

       (3) Notwithstanding the foregoing, an Eligible Executive may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Executive's retirement or other termination of employment.

    (f) Deferrals of an Eligible Executive's salary shall be credited to the Plan ratably throughout the year (or, where applicable, the portion of the year) to which the Deferral Election applies. Deferrals of an Eligible Executive's EVC and Performance Unit Compensation shall be credited at the time at which the EVC or Performance Unit Compensation, absent deferral, would be payable to the Participant.

    (g) Unless the Deferral Election form specifically provides otherwise, a Deferral Election with respect to salary shall expire as of the last day of the calendar year that includes the first day on which any amount, absent deferral, would be paid to the Eligible Executive and a Deferral Election with respect to EVC or Performance Unit Compensation shall expire as of the date on which the EVC or Performance Unit Compensation that is the subject of the Deferral Election is credited under the Plan.

    3.2 Payment of FICA and Other Taxes. To the extent that, as a result of a Deferral Election, the compensation currently payable to an Eligible Executive during any period is insufficient to permit an amount equal to the FICA and other taxes that are payable by the Eligible Executive, and required to be withheld by the Corporation, during that period to be withheld from such current compensation, the
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Eligible Executive shall be notified by the Corporation and shall provide the
Corporation with a check in an amount equal to the difference between the amount of FICA and other taxes payable by the Eligible Executive during the period and the amount of compensation otherwise currently payable to the Eligible Executive during the period. If the Eligible Executive does not provide such check within the time period specified by the Corporation, the Eligible Executive's Account Balance shall be reduced by an amount equal to the sum of (a) the difference between the amount of FICA and other taxes payable by the Eligible Executive, and required to be withheld by the Corporation, during the period and the amount of compensation otherwise currently payable to the Eligible Executive during the period and (b) any additional Federal, state and local income taxes payable by the Eligible Executive with respect to the reduction in his or her Account Balance made pursuant to this Section 3.2.

                                  Article IV
                         Treatment of Deferred Amounts

    4.1 Memorandum Account. The Corporation shall establish on its books an Account for each Participant. Amounts deferred by a Participant pursuant to a Deferral Election shall be credited to the Participant's Account on the date on which the deferred amounts, absent deferral, would have been paid to the Participant. Performance Unit Compensation will be credited to the Participant's Account as Stock Units. In addition, as of each Valuation Date, incremental amounts determined in accordance with Section 4.2 will be credited or debited to each Participant's Account. Any payments made to or on behalf of the Participant and for his or her Beneficiary shall be debited from the Account. No assets shall be segregated or earmarked in respect to any Account and no Participant or Beneficiary shall have any right to assign, transfer, pledge or hypothecate his or her interest or any portion thereof in his or her Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Corporation.

    4.2     Investment Measurement Options.

    (a) Subject to the provisions of this Section 4.2, a Participant's Account shall be credited or debited with amounts equal to the amounts that would be earned or lost with respect to the Participant's Account Balance (including, with respect to Stock Units, dividend equivalents and other adjustments) if amounts equal to that Account Balance were actually invested in the Investment Measurement Options in the manner specified by the Participant.

    (b) Each Eligible Executive may elect, at the same time as a Deferral Election is made, to have one or more of the Investment Measurement Options applied to current deferrals. Such election with respect to current deferrals may be changed as of the first day of any month, provided that notice of such election is made prior to the first day of that month with the Corporate Executive Compensation Department or its designee.

    (c) Subject to the restrictions described in Subsection (e), a Participant may elect to change the manner in which Investment Measurement Options apply to existing Account Balances. Such an election will be effective as of the first day of the month following the date on which an election is made with the Corporate Executive Compensation Department or its designee.
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    (d)     Notwithstanding anything to the contrary in the Plan, Performance
Unit Compensation deferred and held under the Plan in the form of Stock Units may not be transferred into any other Investment Measurement Option.

    (e)     The following rules apply to Investment Measurement Options.

       (1) The percentage of a Participant's current deferrals and/or Account Balance to which a specified Investment Measurement Option is to be applied must be a multiple of five percent.

       (2) To the extent that a Participant has not specified an Investment Measurement Option to apply to all or a portion of his or her current deferrals and/or Account Balance, the Insurance Contract Fund shall be deemed to be the applicable Investment Measurement Option.

       (3) The chosen Investment Measurement Option or Options shall apply to deferred amounts on and after the date on which such amounts, absent deferral, would have been paid to the Participant.

    (f) The Committee shall have the authority to modify the rules and restrictions relating to Investment Measurement Options (including the authority to change such Investment Measurement Options prospectively) as it, in its discretion, deems necessary and in accord with the investment practices in place under the USP.

                                   Article V
                          Payment of Deferred Amounts

    5.1 Form and Time of Payment. The benefits to which a Participant or a Beneficiary may be entitled under the Plan shall be paid in accordance with this
Section 5.1.

    (a) All payments under the Plan shall be made in cash, provided, however, that unless otherwise provided by the Committee, Stock Units shall be paid in shares of Unisys common stock.

    (b) Except as otherwise provided in Sections 5.3 and 5.4, payment of a Participant's Account Balance shall commence as of the Valuation Date next following the date or dates specified in the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections; provided, however, that where the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections specify that payments with respect to a Participant's Account Balance are to commence as of a specified date or specified dates not determined by reference to the Participant's retirement or other termination of employment and the Participant terminates employment with the Corporation prior to such date or dates, payment of the portion of the Participant's Account Balance that was deferred to such date or dates shall commence as of the Valuation Date next following the Participant's termination of employment, but in the same form specified in the Participant's Deferral Election or Elections or (where applicable) the Participant's Revised Election or Elections.

    (c) All payments shall be made in the form or forms specified in the Participant's Deferral Election or Elections or (where
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applicable) the Participant's Revised Election or Elections.

    (d) To the extent a Participant has not specified the form or time of payment of his or her Account Balance, payment will be made in a single sum as soon as administratively practicable, but within 90 days, after the first Valuation Date following the Participant's termination of employment with the Corporation.

    (e) Where a Participant has elected payment in the form of annual installments, each installment payment after the initial installment payment shall be made on or about March 31 of each year following the year in which the first installment was paid. With respect to each Deferral Election made by a Participant, the amount of each annual installment payment to be made to a Participant or Beneficiary under such Deferral Election shall be determined by dividing the portion of the Participant's Account Balance attributable to such Deferral Election as of the latest Valuation Date preceding the date of payment by the number of installments remaining to be paid under such Deferral Election.

    (f) Notwithstanding any election made by a Participant, any portion of a Participant's Account Balance that has not been paid to the Participant as of the date of his or her death shall be paid to the Participant's Beneficiary in a single sum as soon as administratively practicable, but within 90 days, after the Valuation Date following the date on which the Corporation receives notification of the Participant's death.

    5.2     Revised Election.

    (a)     Pursuant to a Revised Election, a Participant may specify:

       (1) a date for the commencement of the payment of the Participant's Account Balance that is after the date specified in the Participant's Deferral Election; and/or

       (2) a form of payment that calls for a greater number of annual installment payments than that specified in the Participant's Deferral Election, or a number of annual installment payments where the Participant specified a single sum payment in his or her Deferral Election.

       (3) Notwithstanding the foregoing, an Eligible Executive may not elect a time of benefit commencement and/or a form of payment to the extent that such an election would cause any payments to be made after the March 31 first following the date that is 20 years after the date of the Eligible Executive's retirement or other termination of employment.

    (b) If a Participant has made a Revised Election with respect to amounts the payment of which has been deferred to a certain date, the Participant may not thereafter make another Revised Election with respect to amounts the payment of which, as of the date on which such Revised Election is made and before giving effect to the Revised Election, has been deferred to the same date.

    (c)     To be effective, a Revised Election must be:

       (1)     made in writing by the Participant on a form
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furnished for such purpose by the Corporate Executive Compensation Department;

       (2) submitted to the Corporate Executive Compensation Department on or before the date that is three months and one day before the date on which the portion of the Participant's Account Balance that is the subject of the Revised Election would, absent the Revised Election, first become payable; and

       (3) approved by the Corporate Executive Compensation Department. A Revised Election will be deemed to have been approved by the Corporate Executive Compensation Department if it is not disapproved by the Corporate Executive Compensation Department within ten days of the date on which it is received.

    5.3     Special Payments.

    (a) Notwithstanding any other provision of the Plan to the contrary, a Participant may receive payment of all or a portion of his or her Account Balance as soon as administratively practicable following the receipt by the Corporate Executive Compensation Department of the Participant's written request for such payment.

    (b)     (1)     As a condition of receiving any payment made pursuant to
Subsection 5.3(a), a Participant will be subject to, and must elect the application of, one of the following penalties:

         (A) payment to the Company of an amount equal to eight percent of the amount of the payment made pursuant to Subsection 5.3(a) and suspension of the Participant's further participation in the Plan or any equivalent plan or plans maintained by the Corporation or a subsidiary of the Corporation for the entire calendar year described in "(B)" below; or

         (B) payment to the Company of an amount equal to six percent of the amount of the payment made pursuant to Subsection 5.3(a), and suspension of the Participant's tax-deferred contributions to the Plan and the USP or any equivalent plan or plans maintained by the Corporation or a subsidiary of the Corporation for the entire calendar year that follows the date on which the Participant submits to the Corporate Executive Compensation Department his or her request for payment pursuant to Subsection 5.3(a).

       (2) The payment to the Company specified in Paragraph 5.3(b)(1) shall generally be deducted from the amount otherwise payable to the Participant under Subsection 5.3(a).

    (c) Where a Participant receives a payment of less than his or her entire Account Balance pursuant to Subsection 5.3(a), the portion of the Participant's Account Balance to which each Investment Measurement Option is applied shall be reduced proportionately so that the Investment Measurement Options apply to the Participant's Account Balance in the same percentages immediately before and immediately after the payment.

    (d) Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines that any portion of a Participant's Account Balance is the subject of a final determination by the Internal Revenue Service that such portion is includible in the Participant's taxable income, the Participant's Account Balance shall be
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distributed to the extent it is so includible. All income taxes and related interest and penalties associated with credits to or distributions from a Participant's Account shall be borne by the Participant.

    5.4 Acceleration of Payment. Notwithstanding any other provision of this Plan to the contrary, the Committee in its sole discretion may accelerate the payment of Account Balances to all or any group of similarly situated Participants or Beneficiaries, whether before or after the Participants' termination of service, in response to changes in the tax laws or accounting principles.

                                  Article VI
                                 Miscellaneous

    6.1 Amendment. The Board may modify or amend, in whole or in part, any of or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that any such modification, amendment, suspension or termination may not, without the Participant's consent, adversely affect any deferred amount credited to him or her for any period prior to the effective date of such modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this provision.

    6.2 Administration. The Committee shall have the sole authority to interpret the Plan and in its discretion to establish and modify administrative rules for the Plan. All expenses and costs in connection with the operation of this Plan shall be borne by the Corporation. The Corporation shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld, and any associated interest and/or penalties.

    6.3 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by the federal law.

                                  Article VII
                          Transfer of Account Balance

    7.1 Transfer to Director's Plan. Notwithstanding any election of form of payments made hereunder, a Participant who, following his termination of employment with the Corporation will be eligible to participate in the Directors' Plan, may elect at any time prior to the date that is three months and one day before the Participant's termination of employment to transfer all or any portion of his Account Balance to the Directors' Plan. Such transfer must occur prior to the date that payments of the Participant's Account Balance would otherwise be made, or commence, hereunder. Upon transfer, the Participant's Account Balance (or the portion thereof transferred) will be subject to the terms and conditions of the Directors' Plan; provided, however, that any election of form of payment made under the Directors' Plan with respect to the amount transferred may not provide for a form of payment that is in any way more rapid than the form of payment in effect under this Plan with respect to such amounts immediately prior to transfer to the Directors' Plan. Valuation of the Account Balance (or the portion thereof) to be transferred shall be made consistent with the valuation provisions described in Article V. Upon transfer, the Participant's (or his or her Beneficiary's) rights hereunder with respect to the amounts transferred shall cease.